Exhibit 10.1
DESCRIPTION OF THE 2006 CASH INCENTIVE PLAN
Purpose
On January 21, 2006, EchoStar Communications Corporation (“EchoStar”) established a short-term cash incentive plan for the 2006 fiscal year (the “2006 Cash Incentive Plan”). The purpose of the 2006 Cash Incentive Plan is to promote EchoStar’s interests and the interests of EchoStar’s stockholders by providing EchoStar’s key employees with financial rewards upon achievement of specified short-term business objectives together with, for EchoStar’s executive officers, certain subjective criteria.
Eligibility
The employees eligible to participate in the 2006 Cash Incentive Plan include EchoStar’s executive officers, vice presidents, director-level employees and certain other key employees designated by management of EchoStar.
Amount of Awards
The maximum amount payable to any participant under the 2006 Cash Incentive Plan upon satisfaction of all applicable business goals and other criteria is equal to or less than each participant’s annual base salary.